Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this“Amendment”) is entered into as of June 29, 2023, among Cube BidCo, Inc., a Delaware corporation (“Parent”), Cube Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CIRCOR International, Inc., a Delaware corporation (the “Company”), and this Amendment amends that certain Agreement and Plan of Merger, dated as of June 5, 2023, among the Parent, Merger Sub and the Company (as amended by that certain Amendment No. 1, dated as of June 26, 2023, the “Merger Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meanings given such terms in the Merger Agreement. Notwithstanding Section 4 or Section 5 herein, for the avoidance of doubt, references in the Merger Agreement to “the date hereof” or “the date of this Agreement” are references to June 5, 2023, unless expressly modified or amended herein.

WHEREAS, in accordance with Section 7.7 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, Parent, Merger Sub and the Company agree as follows:

1.	Amendment to Section 2.1(a). Section 2.1(a) of the Merger Agreement is deleted and replaced in its entirety with the following:

“(a) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”, and each such share of Company Common Stock, a “Share” and, collectively, the “Shares”), immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive (i) an amount in cash equal to $56.00 and (ii) solely in the event the consummation of the Merger occurs after the Ticking Fee Start Date, the Additional Consideration, in each case, without interest (collectively, the “Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Shares in accordance with Section 2.4;”

2.	Amendment to Section 8.3. The Merger Agreement is hereby amended by including the following new definitions in Section 8.3:

“Additional Consideration” means an amount in cash equal to the product of (i) (A) $1.00 divided by (B) 61 and (ii) the number of calendar days elapsed during the period commencing on, and including, the Ticking Fee Start Date, and ending on, and including, the Ticking Fee End Date; provided that no amount of Additional Consideration shall be payable to the extent resulting from a delay in the consummation of the Merger that was primarily caused by the failure of the Company to perform any of its obligations under this Agreement (except for Section 5.16(d)).

“Ticking Fee Start Date” means November 1, 2023; provided that if initial filing of the Proxy Statement is filed with the SEC after July 5, 2023, then the Ticking Fee Start Date shall be delayed by the number of calendar days that have elapsed after July 5, 2023 through the date the initial filing of the Proxy Statement is filed with the SEC.

“Ticking Fee End Date” means the earlier of (A) December 31, 2023; provided that if the initial filing of the Proxy Statement is filed with the SEC after July 5, 2023, then such December 31, 2023 date shall be delayed by the number of calendar days that have elapsed after July 5, 2023 through the date the initial filing of the Proxy Statement is filed with the SEC and (B) the Closing Date.

3.
Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect.

4.
Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5.
Miscellaneous. The provisions of Section 8.4 (Severability), Section 8.5 (Assignment), Section 8.7 (Governing Law), Section 8.8 (Headings), Section 8.9 (Counterparts), Section 8.11 (Jurisdiction; Waiver of Jury Trial), Section 8.12 (Service of Process), Section 8.13(a) and Section 8.13(b) (Specific Performance) and Section 8.15 (Interpretation) of the Merger Agreement are hereby incorporated herein by reference mutatis mutandis.

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2

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CUBE BIDCO, INC.

By:	/s/ Josh Weisenbeck
Name: Josh Weisenbeck
Title: President

CUBE MERGER SUB, INC.

By:	/s/ Josh Weisenbeck
Name: Josh Weisenbeck
Title: President

[Signature Page to Amendment to Merger Agreement]

CIRCOR INTERNATIONAL, INC.

By:	/s/ Jessica W. Wenzell
Name: Jessica W. Wenzell
Title: Senior Vice President, General Counsel

[Signature Page to Amendment to Merger Agreement]